EXHIBIT 4.1

EXECUTION COPY

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

GLOBAL TELECOM AND TECHNOLOGY, INC.

WARRANT

Warrant No. 2001-1A	Dated June 6, 20111

Global Telecom and Technology, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, BIA Digital Partners SBIC II LP, or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 634,648 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $1.144 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including the tenth anniversary of the date hereof (the “Expiration Date”), and subject to the following terms and conditions.

1.           Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in Exhibit A attached hereto.

2.           Registration of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary.

3.           Registration of Transfers.  This Warrant, or any portion of this Warrant, may not be transferred, pledged or otherwise assigned without the prior written consent of the Company, not to be unreasonably withheld.  The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment, attached hereto as Exhibit C, duly completed and signed, to American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) or the Company at its address specified herein.  Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.           Exercise and Duration of Warrant.

(a)           This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date.  At 5:00 p.m. New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the Closing Price on the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) on a “cashless exercise” basis at 5:00 p.m. New York City time on the Expiration Date; provided further that, Company shall have no liability to Holder for any losses resulting from any such deemed exercise.

(b)           A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto as Exhibit B (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5.           Delivery of Warrant Shares.

(a)           Upon exercise of this Warrant, the Company shall promptly (but in no event later than the second Trading Day after the Exercise Date) issue or cause to be issued and cause to be delivered to, or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act.  The Holder, or, subject to Section 6, any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date.  The Company shall, upon request of the Holder, use its commercially reasonable efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(b)           This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares.  Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)           In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares on the date on which delivery of such certificate is required by this Warrant, such Holder may notify the Company via facsimile, mail or any other means, of its failure to deliver the certificate (a “Delivery Failure Notice”).  If the Company fails to deliver to the Holder a certificate representing Warrant Shares by the second Trading Day after delivery of the Delivery Failure Notice by the Holder and if after such second Trading Day after the delivery of the Delivery Failure Notice, but no later than the fifth Trading Day after the delivery of the Delivery Failure Notice, or if earlier, the delivery of the certificate, the Holder purchases (in an open market transaction) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then in the Holder’s sole discretion, the Company shall within two Trading Days after the Holder’s request delivered within five days of such

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purchase, pay cash to the Holder in an amount equal to the Holder’s total purchase price (including reasonable brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate.

(d)           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

6.           Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an Affiliate thereof and the Company shall not be required to deliver any Warrant Shares unless such payment, if any, has been made.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.           Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8.           Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9.           Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon

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exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)           Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)           Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (i) evidence of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by a regionally or nationally recognized appraisal firm, designated by the Company’s board of directors and reasonably acceptable to the Holder (an “Appraiser”).  As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered within five days of receipt of notice of its right to such Distributed Property, the Company will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date.  If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of this Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property, or, at the Company’s reasonable discretion, cash equal to the fair market value of such Distributed Property at the time of such original distribution.

(c)           Fundamental Transactions.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”).  The aggregate Exercise Price for this Warrant will not be

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affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction (at the time of such Fundamental Transaction).  At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d)           Subsequent Equity Sales.

(i)           If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the VWAP for the five Trading Days prior to such issuance (the “Adjustment Price”), then the Exercise Price shall be reduced to equal the product of (A) the Exercise Price in effect immediately prior to such issuance of Common Stock or Common Stock Equivalents times (B) a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate Effective Price of the Common Stock issued (or deemed to be issued) would purchase at the Adjustment Price, and the denominator of which is the aggregate number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance.  For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii)           If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based directly on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

(iii)           Notwithstanding the foregoing, no adjustment will be made under this

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     paragraph (d) in respect of any Excluded Stock.

(e)           Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment..

(f)           Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)           Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h)           Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.           Payment of Exercise Price.  In its sole discretion, the Holder shall pay the Exercise Price in immediately available funds or through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the VWAP for the five Trading Days immediately prior to the Exercise Date.

B = the Exercise Price.

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For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued in connection with the transactions contemplated by that certain Note Purchase Agreement by and among the Company and the Holder, dated as of June 6, 2011 (the “Purchase Agreement”).

11.           Limitation on Exercise.  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph.  The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation (but not beyond the Expiration Date).  By written notice to the Company, the Holder may waive the provisions of this Section 11 or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company.

12.           Put Rights.

(a)           In addition and not in limitation of the Holder’s rights pursuant to Section 9(c), upon a Change in Control (as defined in the Purchase Agreement) or the repayment of the Notes prior to the Maturity Date (each a “Put Trigger Event” and the date of the occurrence of a Put Trigger Event, the “Put Trigger Date”), the Holder shall have the right, but not the obligation, upon five (5) Trading Days’ prior written notice to the Company, to require the Company to purchase this Warrant for a purchase price in cash equal to the product of (i) the greater of (A) the Closing Price on the Put Trigger Date and (B) the Common Equity Value Per Share on the Put Trigger Date, less in each instance the Exercise Price; multiplied by (ii) the number of Warrant Shares hereunder (such product, the “Target Price”); provided, however, that the rights provided to the Holder shall not be exercisable in the event that (x) the Closing Price is greater than the Target Price on each of the forty five (45) Trading Days prior to the Put Trigger Date, and (y) the Common Stock is listed on an Eligible Market from and after the Put Trigger Date and the nature of the Put Triggering Event does not foreclose the continued listing of the Company’s Shares.

(b)           In the event a Put Triggering Event occurs and the Company is unable to purchase this Warrant in cash pursuant to the terms of Section 12(a) (including without limitation a failure of the Company to obtain any necessary waivers pursuant to the terms of any Indebtedness), the Company shall issue a note, in the form attached hereto as Exhibit D (a “Put Note”), with a principal face amount equal to the Target Price.

13.           Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  If any fraction of a Warrant Share would, except for the provisions of this Section 13, be issuable upon exercise of this Warrant, the number of

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Warrant Shares to be issued will be rounded up to the nearest whole share.

14.           Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email or facsimile at the email address or facsimile number, as applicable, specified in this Section prior to 5:00 p.m. New York City time on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. New York City time on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such notices or communications shall be as set forth on the signature pages hereto.

15.           Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon 30 days' notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

16.           Miscellaneous.

(a)           Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be assigned by the Holder.  This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction, subject to the provisions of Section 9(c).  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)           The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

(c)           Governing Law; Venue; Waiver Of Jury Trial.  the corporate laws of the state of Delaware shall govern all issues concerning the relative rights of the company and its stockholders.  all questions concerning the construction, validity, enforcement and interpretation of this warrant shall be governed by and construed and enforced in accordance with the laws of the state of New york.  each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting

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in the County of New York, State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  the company and holder hereby waive all rights to a trial by jury.

(d)           The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)           In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

GLOBAL TELECOM AND TECHNOLOGIES, INC.

By:	/s/ Eric A. Swank
Name:	Eric A. Swank
Title:	Chief Financial Officer

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EXECUTION COPY

EXHIBIT A

Defined Terms

“Adjusted EBITDA” shall have the meaning set forth in the Purchase Agreement.

“Closing Price” shall mean, for any Trading Day with respect to a share of Common Stock, (a) the VWAP for all shares of Common Stock traded for such day on the principal national securities exchange on which the Common Stock is listed or admitted to trading or if no such reported sales take place on any such day, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (b) if such Common Stock shall not be listed or admitted to trading on a national securities exchange, then the VWAP for each sale of Common Stock for such day, or if no such reported sales take place on any such day, the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market; provided that if clauses (a) or (b) applies and no price is reported in The Wall Street Journal for any Trading Day, then the VWAP for the most recent prior Trading Day shall be deemed to be the  price reported for such Trading Day.

“Common Equity Value Per Share” shall mean, as of any date, an amount equal to (a) the Enterprise Value as of such date minus the outstanding Indebtedness as of such date; divided by (b) the number of Fully Diluted Shares outstanding as of such date.

“Eligible Market” shall mean any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market.

“Enterprise Value” shall mean, as of any date, an amount equal to (a) five and one half (5.5) multiplied by (b) the Adjusted EBITDA for the twelve full calendar months immediately preceding such date.

“Excluded Stock” shall mean shares of Common Stock (i) reserved for issuance to employees, officers, directors, consultants or advisers pursuant to an equity incentive plan approved by the Board of Directors of the Company; (ii) subject to convertible securities outstanding as of the date of the Purchase Agreement; (iii) issued or deemed to be issued upon the payment of any dividend in respect of any convertible securities of the Company, (iv) issued in connection with mergers, acquisitions, and other similar transactions, (v) issued in financing transactions (excluding any sale or issuance solely to officers, directors, employees or other affiliates) at a discount to the VWAP for the five Trading Days prior to the date of such issuance not exceeding 10% (provided that if such discount exceeds 10%, only the share equivalent of such excess discount shall not be treated as Excluded Stock), up to a maximum of 20% of the number of shares of Common Stock then outstanding, or (vi) issued solely in respect of anti-dilution rights of any other security of the Company.

“Fully Diluted Shares” shall mean, as of a particular date, the sum of: (i) all shares of Common Stock outstanding on such date; and (ii) the number of shares of Common Stock into which all securities convertible into or exercisable or exchangeable for shares of Common Stock outstanding on such date, as if converted, exercised and exchanged to the fullest extent possible.

“Indebtedness” shall have the meaning set forth in the Purchase Agreement

“Maturity Date” shall mean June 6, 2016.

“Notes” shall mean promissory notes to be executed by Company in favor of Holder in the form attached as Exhibit C to the Purchase Agreement, which shall be in the amount purchased by Holder at each respective Takedown (as defined in the Purchase Agreement).

“Primary Market” means, as of any day, the primary market on which the shares of Common Stock are then traded.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Trading Day” shall mean (i) a day on which the Common Stock is traded on a Eligible Market, or (ii) if the Common Stock is not listed or quoted on a Eligible Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not listed or quoted on any Eligible Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices).

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Primary Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Primary Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Primary Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an Appraiser.  All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

EXHIBIT B

Form of Exercise Notice

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:  Global Telecom and Technologies, Inc.

The undersigned is the Holder of Warrant No. _______ (the “Warrant”) issued by Global Telecom and Technologies, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

____           “Cash Exercise”

____           “Cashless Exercise”

4.	If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the holder _______________ Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

Dated: _____________________, _________	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

EXHIBIT C

Form of Assignment

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase  ____________ shares of Common Stock of Global Telecom and Technology, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of Global Telecom and Technology, Inc. with full power of substitution in the premises.

Dated: _____________________, _________

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

_______________________________________

EXHIBIT D
Form of Put Note

PUT NOTE

$[__________]1	[______] [__], 201[_]

FOR VALUE RECEIVED, the undersigned, GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation (“GTTI”), GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation (“GTTA”), each with offices located at 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, GTT-EMEA, LTD., a private limited liability company incorporated and registered in England and Wales with offices located at 5th Floor, Morley House, 26 Holborn Viaduct, London EC1A 2AT (“EMEA”) and WBS CONNECT, LLC, a Colorado limited liability company with offices located at 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111 (“WBS”), PACKETEXCHANGE (IRELAND) LTD., a company incorporated and existing under the laws of Ireland (“PEIRL”), PACKETEXCHANGE (USA), INC., a Delaware corporation (“PEUSA”), PACKETEXCHANGE, INC., a Delaware corporation (“PEINC”) and PACKETEXCHANGE (EUROPE) LTD., a company incorporated and registered under the laws of England and Wales, (“PELTD”, and together with GTTI, GTTA, EMEA, WBS, PEIRL, PEUSA, and PEINC, individually and collectively, jointly and severally, the “Borrower”), jointly and severally hereby promise, subject to the terms and conditions hereof including Section 5, to pay to the order of BIA DIGITAL PARTNERS SBIC II LP, a Delaware limited partnership with an office located at 15120 Enterprise Court, Chantilly, VA 20151 (together with any permitted successors and/or assigns, the “Holder”), in lawful money of the United States and in immediately available funds, the principal amount of [_____________] and [__]/100 DOLLARS ($[_____________]) (the “Initial Principal Amount”), plus any PIK Interest (as defined below) together with any accrued interest thereon that has not been capitalized, on [_______] [__], 201[_]2, as such date may be accelerated as provided herein (the “Maturity Date”).  This Note is the Put Note referred to in that certain Warrant, dated June 6, 2011, by and between GTTI and Holder (the “Warrant”).  Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Warrant.

1.           Interest.

(a)           Interest shall be calculated based upon a 360-day year.  Interest on this Promissory Note (as amended, restated, supplemented, or otherwise modified from time to time, this “Note”) shall bear interest at a rate of thirteen and one half percent (13.5%) per annum, of which (i) at least eleven and one half percent (11.5%) per annum shall be payable in cash quarterly in arrears on each Interest Payment Date in each year (the “Cash Interest Portion”), commencing with the first Interest Payment Date following the date hereof and (ii) two percent (2.0%) per annum shall be, at the Borrower’s option, paid in cash (upon not less than three (3) Business Days notice prior to such Interest Payment Date) or paid-in-kind (the “PIK Interest”); provided, however, that as long as this Note remains outstanding, interest (including the Cash Interest Portion) on this Note shall increase by two percent (2%) per annum on each

1 Amount equal to warrant value at time of put.

2 Date which is three (3) years following put.

anniversary of the date hereof, up to a maximum of [___]%.  The PIK Interest, when made, shall be treated as principal for all purposes hereunder, including calculation of future Principal Increases.

2.           Payments.

(a)           Interest Payments.  Unless otherwise provided, interest is payable monthly in arrears on the last calendar day of each month (each such date, an “Interest Payment Date”).  In computing interest on the Note, all Payments received after 3:00 p.m. Eastern time on any day shall be deemed received on the next Business Day.  All such payments of interest shall be made by way of automatic bank draft.

(b)           Principal Payments.  The principal of this Note shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
[________] [__], 201[_]3, and the last day of each fiscal quarter thereafter	$[________]4

3.           Prepayment.  This Note may be prepaid, in whole or in part prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of such prepayment is given to Holder, by payment of the principal amount of the Note to be redeemed, plus accrued and unpaid interest and fees thereon through the date of such redemption.

4.           Method of Payment.  All payments hereunder shall be made for the account of the Holder at its office located at 15120 Enterprise Court, Chantilly, VA 20151, or to such other address as the Holder may designate in writing to the Borrowers.

(a)           Covenants.  The Borrower covenant and agree that, until the payment in full of the obligations under this Note, Borrower shall abide by all covenants contained in the Purchase Agreement.

5.           Events of Default.

(a)           An “Event of Default” occurs if:

(i)           any Borrower defaults in the payment of (1) the principal of, or interest on, this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise, or (2) all or any portion of the obligations under this Note consisting of fees or charges due to the Holder, reimbursement of expenses or other amounts in accordance with the terms hereof, and any such failure continues for a period of 5 business days; and

(ii)           any “Event of Default” (as such term is defined in the Purchase Agreement) occurs.

3 Last day of the first fiscal quarter after the quarter in which the put occurs.

4 Quarterly amortizing principal payments over the three (3) year maturity of the Note.

(b)           Acceleration.  If an Event of Default occurs and is continuing, the Holder, by written notice to the Borrowers (as provided in Section 11)), may declare the unpaid principal of and accrued interest on this Note to be immediately due and payable.  Notwithstanding the foregoing, if an Event of Default specified in Section 8.5 of the Purchase Agreement occurs, all principal of and interest on this Note outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.  The Holder by written notice to the Borrowers may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of principal of or interest on this Note which has become due solely because of the acceleration, have been cured or waived, and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(c)           Default Rate.  Any payment of principal or interest under this Note shall begin to bear interest at a penalty rate of two percent (2%) above the-then applicable interest rate per annum upon the occurrence and during the continuance of an Event of Default under this Note.

(d)           Remedies Cumulative.  A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All remedies are cumulative to the extent permitted by law.

6.           Amendment and Waiver.

(a)           Consent Required.  Any term, covenant, agreement or condition of this Note may be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by an agreement in writing signed by the Borrowers and the Holder.

(b)           Effect of Amendment or Waiver.  Any amendment or waiver shall be binding upon the Holder, upon each future holder of any Note and upon the Borrowers, whether or not such Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

7.           Replacement Notes.  If a mutilated Note is surrendered to the Borrowers or if the Holder presents evidence to the reasonable satisfaction of the Borrowers that this Note has been lost, destroyed or wrongfully taken, the Borrowers shall issue a replacement note of like tenor to the Holder.

8.           No Recourse Against Others.  No director, officer, employee or stockholder, as such, of the Borrowers shall have any liability for any obligations of the Borrowers under this Note or for any claim based on, in respect or by reason of, such obligations or their creation.  The Holder by accepting this Note waives and releases all such liability.  This waiver and release are part of the consideration for the issue of this Note.

9.           Successors, Assignment, etc.  This Note shall be binding upon and shall inure to the benefit of the Holder and the Borrowers and their respective successors and permitted assigns.  The Borrowers may not assign their obligations or interests under this Note without the prior written consent of the Holder.  The Holder may freely assign their obligations or interests under this Note.

10.           Severability.  If any provision of this Note is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

11.           Governing Law.  This Note shall be deemed a contract under, and shall be governed by and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to conflict of laws principles.  The parties hereto irrevocably submit to the jurisdiction of the courts of the County of New York, located in the State of New York in connection with all disputes and other matters arising from this Note, and irrevocably waive any objection to such courts on the grounds of inconvenient forum or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

GLOBAL TELECOM & TECHNOLOGY, INC.		GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.
By:		By:
Name:	Eric A. Swank	Name:	Eric A. Swank
Title:	Chief Financial Officer	Title:	Chief Financial Officer
PACKETEXCHANGE, INC.		WBS CONNECT, LLC
By:		By:
Name:		Name:	Eric A. Swank
Title:		Title:	CFO of Managing Member
PACKETEXCHANGE (USA), INC.
By:
Name:
Title:

Signature Page of Put Note

ACKNOWLEDGED BY THE HOLDER
THIS ____ DAY OF ________, 201_:

BIA DIGITAL PARTNERS SBIC II LP

By:
Name: Title:

Signature Page of Put Note